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                                                                    Exhibit 10.3
                          Description of Compensation
                       Program for Non-Employee Directors

Directors who are employees of the Company do not receive compensation for their service on the Board other than their compensation as employees. During 2004, Directors who were not employees of the Company ("Independent Directors") each received a $25,000 annual board retainer ($35,000 for the chair of our Audit Committee and $30,000 for the chair of our Compensation Committee) and meeting fees of $1,500 ($2,500 for committee chairs). Our lead director Mr. Boyle received a $15,000 supplemental board retainer and meeting fees of $2,500 for Board meetings. The fees payable for telephonic meetings were reduced by 50%. In addition to the foregoing, Independent Directors may receive compensation for the performance of duties assigned by the Board or its Committees that are considered beyond the scope of the ordinary responsibilities of Directors or Committee members. Jack Robinson declined to stand for re-election to our Board in May 2004 and Mr. Robinson received $15,625 in 2004 for acting as a consultant to the Board following his service as a Director.

Effective January 1, 2005, the Company's compensation program for its Independent Directors was revised. Independent Directors now receive a $50,000 annual board retainer ($75,000 for the chair of the Audit Committee and $60,000 for the chair of each of the Compensation Committee and Nominating and Corporate Governance Committee). The lead director receives a $35,000 supplemental retainer. Independent Directors also receive an additional retainer of $7,500 ($12,500 for members of the Audit Committee) for service as a member of a standing committee of the Board and annual option and restricted stock unit grants having an aggregate imputed value of $70,000. The Company does not pay meeting fees under the revised Director compensation program. In addition to the foregoing, Independent Directors may receive compensation for the performance of duties assigned by the Board or its Committees that are considered beyond the scope of the ordinary responsibilities of Directors or Committee members.

The Company has adopted the eFunds Corporation Non-Employee Directors Deferred Compensation Program (the "Director Plan"). The purpose of the Director Plan is to provide an opportunity for Independent Directors to increase their ownership of common stock and thereby further align their interest in the long-term success of the Company with that of the Company's other stockholders. Under the Director Plan, each Independent Director may elect to receive his or her board and committee fees in restricted stock units in lieu of cash (with each restricted stock unit being deemed to have a value equal to the fair market value of one share of common stock on the date of issuance of the restricted stock unit). The restricted stock units are credited to the Directors participating in the Director Plan quarterly and will vest and be converted into shares of common stock (on a one-to-one basis) when the Director ceases to
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serve as a member of the Board.  Each restricted stock unit receives dividend equivalent payments equal to any cash dividend payments on one share of common stock. The restricted stock units and any shares of common stock into which they are converted will be issued under our Stock Incentive Plan.

On March 23 2005, each of our Independent Directors continuing in office received an option to purchase 3,550 shares of our common stock at an exercise price of $21.13 per share and 1,100 restricted stock units. The options issued to the Independent Directors in 2005 vest in equal annual installments over a three-year period following the date of grant and expire on the tenth anniversary of such date. The vested portions of the options also terminate three months following the date upon which a participant ceases to be a Director of the Company (one year after such date if such Directors' termination constituted a qualifying retirement). The restricted stock units vest and are converted into shares of common stock over the three year period following their date of grant or upon a Director's qualifying retirement from our Board.